Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-62478 of Office Depot, Inc. on Form S-3 and Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123 and No. 333-90305 of Office Depot, Inc. on Forms S-8 of our reports dated March 7, 2005 relating to the consolidated financial statements and the financial statement schedules of Office Depot, Inc. (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for cooperative advertising arrangements) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 25, 2004.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
March 10, 2005